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                                                                   EXHIBIT 23.01

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Quintiles Transnational Corp. for the registration of 779,054 shares of its common stock and to the incorporation by reference therein of our report dated January 29, 1997 with respect to the consolidated financial statements of Quintiles Transnational Corp. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and our report dated October 14, 1997 with respect to the supplemental consolidated financial statements of Quintiles Transnational Corp., included in its Current Report on Form 8-K dated October 17, 1997.

                                                Ernst & Young LLP
Raleigh, North Carolina
October 14, 1997